Exhibit 8.1
Subsidiaries of On Holding AG

Name of Subsidiary	Jurisdiction of Organization

On AG	Zurich, CH
On Brazil Ltda.	Sao Paulo, BR
On Cloud Service GmbH	Berlin, DE
On Clouds GmbH	Zurich, CH
On Clouds Inc.	Dover, DE, USA
On Europe AG	Zurich, CH
On Experience 1 LLC	Dover, DE, USA
On Experience 2 LLC	Wilmington, DE, USA
On Experience 3 LLC	Wilmington, DE, USA
On Experience 4 LLC	Wilmington, DE, USA
On Experience 5 LLC	Wilmington, DE, USA
On Hong Kong Ltd.	Hong Kong, SAR of CN
On Inc.	Portland, USA
On Italy S.r.l.	Milan, IT
On Japan K.K.	Yokohama, JP
On Oceania Pty Ltd.	Melbourne, AU
On Running Canada Inc.	Vancouver, CA
On Running Sports Products (Shanghai) Company Ltd.	Shanghai, CN
On Running UK Ltd.	London, UK
On Vietnam Co. Ltd.	Ho Chi Minh City, VN
Brunner Mettler GmbH	Zurich, CH